CONSOLIDATED STATEMENTS OF EARNINGS
McIntosh Bancshares, Inc. and Subsidiaries

For the Three Months Ended March 31, 2008 and 2007 (Unaudited)	2008	2007

Interest income:
Loans, including fees	$6,383,900	$7,427,446
Interest on investment securities:
U.S. Treasury, U.S. Government agency and mortgage-backed securities	797,459	889,551
State, county and municipal	115,727	105,725
Other investments	25,319	38,179
Federal funds sold and other short-term investments	93,400	157,657
Total interest income	7,415,805	8,618,558

Interest expense:
Interest-bearing demand and money market	532,979	900,195
Savings	40,410	43,404
Time deposits of $100,000 or more	1,457,158	1,525,743
Other time deposits	1,540,323	1,329,637
Other	111,946	185,645
Total interest expense	3,682,816	3,984,624
Net interest income	3,732,989	4,633,934
Provision for loan losses	886,804	(34,826)
Net interest income after provision for loan losses	2,846,185	4,668,760

Other Income:
Service charges	592,225	528,377
Investment securities gains	717,415	-
Increase in cash surrender value of life insurance	62,880	68,784
Other real estate owned gains (losses)	(72,278)	60,184
Fixed and repossessed asset gains (losses)	(1,870)	(4,772)
Other income	341,696	368,225
Total other income	1,640,068	1,020,798

Other expenses:
Salaries and employee benefits	2,480,020	2,591,670
Occupancy and equipment	447,620	424,777
Other operating	1,053,232	904,115
Total other expenses	3,980,872	3,920,562
Earnings before income taxes	505,381	1,768,996
Income tax expense	121,451	591,263
Net earnings	$383,930	$1,177,733

Basic earnings per common share based on average outstanding shares
of 2,810,976 in 2008 and 2,810,020 in 2007	$0.14	$0.42
Diluted net earnings per common share based on average outstanding shares
of 2,847,535 in 2008 and 2,865,312 in 2007	$0.13	$0.41

Dividends declared per share of common stock	$0.09	$0.09

CONSOLIDATED BALANCE SHEETS
McIntosh Bancshares, Inc. and Subsidiaries

March 31, 2008 and 2007 (Unaudited)	2008	2007

Assets
Cash and due from banks	$7,976,001	$7,856,144
Interest bearing deposits	328,619	5,055,121
Federal funds sold	9,306,000	16,850,000
Investment securities held to maturity	235,000	324,524
Investment securities available for sale	75,168,525	85,580,809
Other investments	1,636,880	2,255,865
Loans	340,916,964	334,181,967
Less: Allowance for loan losses	(5,834,486)	(4,747,079)
Loans, net	335,082,478	329,434,888
Premises and equipment, net	7,210,048	6,767,068
Other real estate	9,690,953	1,876,139
Accrued interest receivable	3,486,371	3,859,032
Bank owned life insurance	6,569,818	6,326,993
Other assets	4,158,790	3,674,054
Total assets	$460,849,483	$469,860,637

Liabilities and Stockholders' Equity

Liabilities:
Deposits:
Demand	$37,070,675	$37,712,143
Money market and NOW accounts	113,921,903	129,520,348
Savings	14,462,088	12,410,398
Time deposits of $100,000 or more	115,338,491	118,085,183
Time deposits	124,211,758	109,139,539
Total deposits	405,004,915	406,867,611
Borrowed funds	12,609,907	21,001,000
Accrued interest payable and other liabilities	4,692,378	5,217,962
Total liabilities	422,307,200	433,086,573
Commitments

Stockholders' equity:
Common stock, par value $2.50; 10,000,000 shares authorized,
2,810,976 and 2,810,976 shares issued and outstanding	7,027,440	7,027,440
Surplus	5,709,859	5,592,579
Retained earnings	25,303,235	24,544,836
Accumulated other comprehensive loss	501,749	(390,791)
Total stockholders' equity	38,542,283	36,774,064
Total liabilities and stockholders' equity	$460,849,483	$469,860,637

Dear Shareholders,

The first quarter of 2008 has proven to be very challenging for your company.  Continued deterioration of the housing market and economy in general have contributed to financial results well below our historic standards.  As compared to the first quarter of 2007, net income decreased $793,803 or 67.4% to $383,930.  Fully diluted net earnings per common share decreased $0.28 per share or 68.3% to $0.13 per share for the same period.  As we discuss the results for the first quarter, much of the information is not good, but it is an accurate and true assessment of where your company finds itself at this moment.  We hope you appreciate our candor.

These are difficult times and we are fully engaged in the management of our problem assets.  We have hired Terry Ellington to manage all non-performing assets except foreclosed property.  Terry is a life long resident of Clayton and Henry counties and brings many years of real estate lending experience to our company.  He joins Al Cook in our newly created Special Assets Department.  Al is managing our foreclosed properties and is doing a superb job of liquidating these assets while minimizing the loss to the bank.

We know you are interested in the level of our non-performing assets and the trends we are seeing.  Our non-performing assets (foreclosed property, non-accrual loans, and loans that are 90 days or more past due and not on non-accrual) have increased $6.6 million or 23.7% to $34.5 million since December 31, 2007.  This amounts to 9.83% of total loans plus other real estate owned.  The inflow of non-performing assets has begun to stabilize and we have been aggressive in identifying troubled loans and writing them down to current market values.  We continue to be aggressive in the sale of foreclosed property and have now sold over $4 million in homes and lots at a cumulative loss of only $26,106 from the values we booked at foreclosure.

In the first quarter of 2008 our net charge-offs were $2,008,482 as compared to net recoveries of $119,931 in the first quarter of 2007.  Our loan loss provision expense increased $921,630 to $886,804.  Our loan loss reserve, which includes specific amounts for loans deemed to be impaired, is $5.8 million or 1.71% of gross loans as of March 31, 2008, as compared to $4.7 million or 1.42% of gross loans as of the same period in 2007.  We have tried to be realistic in our assessments of these amounts, but a further weakening of the economy could create the need for additional expense.

Further exasperating our profitability is the decline in our net interest margin.  Our tax equivalent net interest margin has declined 86 basis points from 4.42% in the first quarter of 2007 to 3.56% as of March 31, 2008.  There were four major factors contributing to this decline.  First, the Federal Reserve has been very aggressive in its reduction of short term interest rates to combat a faltering economy.  As an asset sensitive bank we were not able to reduce our cost of money as rapidly as loan yields were falling.  Prime has declined 300 basis points or 36.4% since this time last year.  Second, the cost of carrying over $30 million in non-accruing loans and other real estate owned drastically reduced interest income on loans.  Third, as loans were placed on non-accrual we had to reverse $75,434 in accrued interest for the first quarter of 2008.  Fourth, as loan volume declined so has loan fee income.  Loan fee income has declined $71,744 or 17.3%.

The growth of your company continues to slow as our market contracts.  For the three months ended March 31, 2008 as compared to the three months ended March 31, 2007: Total assets decreased $9.0 million or 1.92% to $460.8 million; Deposits decreased $1.9 million or 0.46% to $405 million; and Gross loans increased $6.7 million or 2.02% to $340.9 million.

On a very positive note our capital has increased $1.8 million or 4.81% over the last twelve months.  Our $38.5 million in capital gives us an 8.36% equity to assets ratio as of March 31, 2008 as compared to 7.83% as of the same period in 2007.  This increase was made possible in part by the sale of 250 shares of The Silverton Bank (formerly The Bankers Bank) stock at a net gain of $717,415 for an after tax benefit of $473,494.  We will use additional sales of stock to further supplement our capital as needed.

Other encouraging results from the first quarter as compared to the previous period were as follows:

➢	Service charge income increased $63,848 or 12.1%;
➢	Secondary market income increased $18,916 or 11.7%; and
➢	Salary and employee benefit expense decreased $111,650 or 4.3%.

Our service charge and secondary market results point out a major difference between your company and many of the others in the South Atlanta Metro area.  We have been in business for forty-four years and have a strong core business.  Our day to day business remains vibrant and will help see us through these difficult times.

We certainly hope that you can attend the annual stockholders’ meeting on Thursday, May 15, 2008 at 4:00 p.m. at our Operations Center on Alabama Boulevard in Jackson to hear more about the first quarter of 2008 and our results from 2007.

Thank you for all your encouragement and support as we work through these difficult times.  Now, more than ever, we need your referrals of friends, relatives and acquaintances as we look forward to better times.

Sincerely,

William K. Malone                                                                                     Thurman L. Willis, Jr.
Chairman & Chief Executive Officer                                                         President & Chief Operating Officer
McIntosh Bancshares, Inc.                                                                         McIntosh Bancshares, Inc.